EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 12, 2001 accompanying the financial statements of 800 Travel Systems, Inc. that is included in the Company's Form 10-KSB for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of 800 Travel Systems, Inc. on Form S-3 (File No. 333-28237, effective July 31, 2000, File No. 333-45488, effective September 15, 2000) and Forms S-8 (File No. 333-68973, effective December 15, 1998, File No. 333-78745, effective May 19, 1999 and File No. 333-45484, effective September 8, 2000).

GRANT THORNTON LLP



Tampa, Florida
March 28, 2001